Exhibit 99.1

CAI International, Inc. Announces Agreement to Sell its Remaining Railcar Fleet and Provides a Container Market Update - Expects 40%+ Growth in Q4 Net Income from Continuing Operations

SAN FRANCISCO--(BUSINESS WIRE)—November 30, 2020-- CAI International, Inc. (“CAI” or the “Company”) (NYSE: CAI) is pleased to announce that it has reached an agreement to sell all of its remaining railcar fleet to affiliates of Infinity Transportation for $228.7 million. The transaction is subject to Hart-Scott-Rodino review and closing of the transaction is expected to occur on or before December 31, 2020.

Timothy Page, Interim President and Chief Executive Officer commented, “The sale of our remaining railcar fleet is an important milestone, as exiting the rail business allows us to execute our strategy of maximizing shareholder returns by focusing all of our resources on our core container leasing business.  The sale will generate approximately $33 million in net cash proceeds after repayment of rail related debt and transaction costs. In conjunction with the sale we expect to incur an after-tax loss of approximately $17 million in discontinued operations ($0.96 per fully diluted share).  Approximately 75% of the charge represents a non-cash write down of the carrying cost of our rail car fleet, with the remaining 25% consisting of selling and employee related costs.”

Mr. Page further commented, “As we indicated in our third quarter earnings release, the container leasing business has been experiencing unprecedented levels of demand from our customers.  As we near the end of the fourth quarter, customer demand remains exceptionally strong and market dynamics are positive on every front.  Our forward order book of committed leases is increasing, our utilization, which is currently 99.4%, continues to trend upwards, the prices we are receiving in the secondary sale market are at historically high levels, and container prices are increasing as manufacturers continue to closely manage supply.”

Mr. Page added, “We will also benefit from a “locked-in” low cost interest rate position over the next several years, as approximately 80% of our funded debt is fixed at an average rate of approximately 2%.  The positive customer demand factors combined with historically low funding costs position CAI to enjoy significant growth in our bottom-line results.  In the third quarter of 2020 we reported net income from continuing operations of $14.8 million. We expect net income from continuing operations to increase by more than 40% in the fourth quarter of 2020; and we expect conditions to remain favorable for increasing sequential quarterly earnings in early 2021”

About CAI International, Inc.
CAI is one of the world’s leading transportation finance companies. As of September 30, 2020, CAI operated a worldwide fleet of approximately 1.7 million CEUs of containers. CAI operates through 14 offices located in 12 countries including the United States.

About Infinity Transportation
Infinity Transportation a subsidiary of Global Atlantic Financial Group provides net and full-service leases as well as other structured financing solutions that address the logistical and financial needs of its clients in the rail, aviation, and intermodal industries. Infinity Transportation manages a large, diverse portfolio of transportation assets and is led by a veteran management team with a broad range of technical expertise, asset-level knowledge and transaction experience across transportation operations, maintenance and finance.

For further information contact:
David Morris, Vice President Finance, Corporate Controller
(415) 788-0100
dmorris@capps.com